Exhibit 99.1

Contact:

Randi Baldwin	Lester Rosenkrantz /Al Palombo
Vice President Communications & Marketing	Investor Relations
American Medical Alert Corporation	Cameron Associates
(516) 536-5850	(212) 245-8800

American Medical Alert Corp. Issues Guidance

Oceanside NY –August 5, 2005 American Medical Alert Corp (Nasdaq: AMAC) today issued guidance with regard to its results for 2005, projecting net income of $1,050,000 for the year ending December 31, 2005. The Company also projects that gross revenues, consisting primarily of monthly recurring revenue (MRR), will be $21,750,000 for the year ending December 31, 2005.

About American Medical Alert Corp.

AMAC is a national provider of remote health monitoring devices and 24/7 communication services designed to promote early medical intervention and improve quality of life for senior, disabled and chronically ill populations. AMAC’s product and service offerings include Personal Emergency Response Systems (PERS), electronic medication reminder devices, disease management monitoring appliances and 24/7 medical on-call and emergency response monitoring. AMAC operates several national medical On-Call and communication centers allowing access to trained response professionals 24/7.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “continue,” or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-KSB, the Company’s Quarterly Reports on Forms 10-QSB, and other filings and releases. These include uncertainties relating to government regulation, technological changes, costs relating to ongoing FCC remediation efforts, our expansion plans, our contract with the City of New York and product liability risks.

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Randi Baldwin

VP, Marketing & Communications
516.536.5850 ext 109
www.amac.com
Nasdaq: AMAC